Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Don Hunt, Noel Ryan

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces Stock Dividend and Authorization to

Repurchase Up To 100,000 Shares of Outstanding Common Stock

Fremont, Michigan, May 8, 2008 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) announced that its board of directors has declared a 3% stock dividend, to be paid June 5, 2008, to stockholders of record on May 22, 2008. “This dividend is recognition to shareholders of the continuing solid performance of the Company and further acknowledgement of management’s confidence in our future growth potential,” said Richard E. Dunning, President and CEO.

The Company also announced that its board of directors has authorized the Company to repurchase up to 100,000 shares of its outstanding common stock. The authorized repurchases will be funded with available cash and made from time to time in either the open market or through privately negotiated transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, other priorities for cash investment, applicable securities laws, and other factors, and may be suspended or discontinued at any time. The repurchased shares will be held as treasury shares available for issuance in connection with the Company’s Stock-Based Compensation Plan and Stock Incentive Plan of 2006.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Contact
Fremont Michigan InsuraCorp, Inc.
Kevin G. Kaastra
Vice President of Finance
231-924-0300